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                      June 29, 2023

       Rose Sparks
       Chief Financial Officer
       FutureFuel Corp.
       8235 Forsyth Blvd., Suite 400
       St Louis, Missouri 63105

                                                        Re: FutureFuel Corp.
                                                            Form 10-K For the
fiscal year ended December 31, 2022
                                                            Filed March 14,
2023
                                                            File No. 001-35103

       Dear Rose Sparks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services